Exhibit 99.1

R&G Financial Announces Authorization to Make Both May and June Dividend Payments on its Preferred Stock and Trust Preferred Securities

San Juan, Puerto Rico, April 30, 2007 — R&G Financial Corporation (RGFC), a Puerto Rico chartered bank holding company, announced today that it has requested and received regulatory permission to pay its dividend obligations for both May and June on its four outstanding series of preferred stock and on its trust preferred securities issues which have payments due in May and June. Regulatory approvals are necessary as a result of the Company’s previously-announced agreements with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.

R&G Financial Corporation, currently in its 35th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, consumer finance and insurance through its wholly owned subsidiaries, R-G Premier Bank of Puerto Rico, R-G Crown Bank, R&G Mortgage Corporation, and R-G Insurance Corporation, its Puerto Rico insurance agency. At December 31, 2006, the Company operated 36 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 46 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier Bank of Puerto Rico’s banking branches.